Exhibit 10.27

Royal Caribbean Cruises Ltd. (RCL)

Executive Incentive Plan Document

1. INTRODUCTION........................................................................................2

2. ELIGIBILITY ............................................................................................2

3. PLAN OUTLINE	.......................................................................................2

(Revised December 12, 2006)

1. INTRODUCTION

The Royal Caribbean Cruises Ltd.(RCL) Executive Incentive Plan is designed to promote the interests of the Company and its subsidiaries by creating an incentive program to:

▪	Attract and retain employees who will strive for excellence
▪	Motivate employees to set and achieve above-average objectives by providing them with rewards for contributing to the profitable growth of the Company, and
▪	Execute the Compensation Philosophy of the Company by paying Participants for outstanding performance.

The Plan aligns the changing business strategies and set goals based on actual business plans. This Plan supports the near-term business initiatives and rewards the Participant for helping achieve goals that support those initiatives. By measuring key financial results, the Plan aligns the Participants’ (financial) interests with the Company’s interests—and thus increases shareholder value.

2. ELIGIBILITY

Full-time employees at the officer level and above are eligible to participate in this Plan. In addition, the Participant must have at least one year of service with the Company, one of its subsidiaries, or one of its joint ventures. Participants with less than one year of service may receive a pro-rated bonus award.

3. PLAN OUTLINE

▪	The Executive Incentive Plan pays Participants a bonus based on achieving certain goals. The bonus award is normally a percentage of base pay.
▪

Plan Participants receive bonuses based on results against various Performance Metrics: Corporate, Brand, or Department/Individual. Each Participant’s Metric Mix depends on their role within the Company.

▪	The Weight of each Performance Metric will determine the amount of the bonus award.

▪	At the end of the year, the Company, Brand, Department, and Individual results will be assessed, and bonus amounts will be calculated based on results achieved in each Performance Metric.
▪

The bonus award may then be modified at the sole discretion of the Compensation Committee. A Performance Kicker may increase or decrease the bonus award by up to 15%, depending on the EBITDA performance levels of the Company relative to leading industry competitors.

Bonus Opportunity

Company management, or the Compensation Committee (when appropriate) establishes Target Award amounts for each Plan Participant, which is a percentage of the Participant’s base salary. The Target Award is the bonus award the Participant will earn if Target Performance is met for each Performance Metric, as follows:

▪	Threshold: The minimum acceptable performance level for any particular metric. At threshold, the participant may receive 5% of the target bonus.
▪	Target: The expected performance level for each metric. At target, the participant may receive 100% of the target bonus.
▪	Maximum: The highest potential award level representing superior results! At maximum, the participant may receive 300% of the target bonus.

If results fall between the performance levels, (i.e., threshold, target and maximum), bonus percentages will increase. For example, if results fall between the target and the maximum levels, bonus percentages could be from 100% to 300%, depending on the actual results.

Performance Metrics

Under the Plan, bonuses are based on results in different Performance Metrics: Corporate, Brand, and/or Department/Individual. The Participant’s Metric Mix depends on the participant’s role and level within the Company.

Corporate

All Plan Participants have a Corporate Performance Metric as part of the Metric Mix.

At the beginning of each Plan Year, the Compensation Committee will determine what level of Net Income is needed to achieve the threshold, target, and maximum performance levels.

Brand

Brand Officers have a Brand Performance Metric as part of the Metric Mix, since they have a significant impact on the financial performance of a Brand.

At the beginning of each Plan Year, the Compensation Committee will determine which financial measure it will use as the Performance Metric for each Brand, as well as the dollar amounts that need to be achieved for Threshold, Target, and Maximum performance levels.

Department/Individual

At the beginning of each Plan Year, Participants set specific department goals and/or individual goals and brand goals (if applicable) through the Company’s Performance Management process. These goals will be reviewed and approved by the officer’s management to ensure they are aligned with the Company’s overall business objectives. Objectives may be either quantitative, qualitative or both.

The Compensation Committee will establish individual goals for the CEO. As appropriate, the CEO will approve the objectives of the senior management team and make recommendations to the Compensation Committee regarding departmental/individual goals.

Performance Kicker

In addition to the above Performance Metrics, the bonus amount may be increased or decreased by up to 15%, at the discretion of the Compensation Committee, depending on the EBITDA performance levels of the Company relative to leading industry competitors.

Bonus Calculations

At the end of the year, the Company will assess the results against the goals set for each of the Plan Performance Metrics. If the Company, Brand, Department, or the Participant has met at least the threshold goal for any of the Performance Metrics, the Participant may be eligible to receive a bonus award.

4. BONUS AWARD PAYMENTS

Bonus awards will normally be payable as soon as possible after the determination of year-end audited financial results, after approval by the Compensation Committee. It is the intention of the Company that bonus award payments, under this Plan will not be subject to 409(A) of the Internal Revenue Code. Bonus awards will be paid in cash and will be calculated using the Participant’s base salary on December 31.

If the Participant voluntarily leaves the Company before the bonus award is made, the bonus is forfeited. In the case of involuntary termination of employment, retirement, permanent disability, death, lay-off, or transfer to an affiliate of the Company, a pro-rata share of the bonus award for the year may be made at the sole discretion of the Compensation Committee.

If the Participant is on a leave of absence (LOA) the bonus may be pro-rated for the portion of the Plan Year that was worked.

Notwithstanding any other provision of this plan, the issuance of bonus awards is at the sole discretion of the Compensation Committee. The Compensation Committee at its sole discretion, may increase, decrease or withhold bonus awards.

5. PLAN ADMINISTRATION AND

GENERAL PROVISIONS

The Compensation Committee shall administer the Plan and make such decisions as it deems necessary or advisable, to implement the Plan. Decisions of the Compensation Committee shall be final and binding on all parties who have an interest in the Plan.

The Board of Directors may at any time, at its discretion, amend, suspend or terminate the Plan, provided that such action shall not adversely affect rights and interests of Plan Participants to individual bonuses awarded prior to such amendment, suspension or termination.

No amounts awarded or accrued under this Plan shall actually be funded, set aside, or otherwise segregated prior to payment.

No Plan Participant shall have the right to alienate, pledge or encumber any interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or other process of law.

Neither the establishment nor administration of this Plan, nor any provision of this Plan, shall be construed to grant any person the right to remain employed by the Company or its subsidiaries. Rather, each employee will be employed “at will,” which means that either such employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

This Plan document is the full and complete agreement between the Eligible Employees and the Company on the terms described herein.

Extraordinary Events

The cruise line industry, and the performance of the Company, can be influenced by events that are clearly outside the bounds of management’s ability to control. An example of such an event is an act of war or terrorism. To the extent that extraordinary events influence Company results, the Compensation Committee may adjust bonus awards to reflect its assessment of the Company’s ability to respond to those events.

6. DEFINITIONS

Company: Royal Caribbean Cruises Ltd.

Compensation Committee: The Compensation Committee of the Company’s Board of Directors.

Corporate Performance: The financial results of the Company vis-à-vis the metrics established for the Plan Year.

Employee: An individual who is employed by the Company, its subsidiaries, or joint ventures (“affiliate”).

Maximum Performance: The highest performance level for which funds will be set aside to pay a bonus under the Plan. The purpose for establishing a maximum is to protect the shareholders from an unforeseen windfall.

Metric Mix: The combination of Performance Metrics that determine a Participant’s bonus award.

Net Income: Net income achieved by the Company in the Plan Year.

Participant: Any employee selected to be eligible to receive a benefit from this Plan.

Performance Kicker: Also referred to as the kicker, this is a bonus modifier that may range between +/- 15%.

Performance Metric: Measures used by the Plan to determine a Participant’s bonus award; includes Corporate, Brand, or Department/Individual.

Plan: The Executive Incentive Plan.

Plan Year: Each year for which the Plan is authorized; generally the Plan year runs from January 1 – December 31.

Subsidiary or Joint Venture (“affiliate”): Any corporation of which the Company owns 50% or more of the voting shares, or joint venture in which the Company has a 50% or greater interest.

Target Award: The Participant’s anticipated level of bonus award if target performance is met for each Performance Metric. This is determined by the Compensation Committee, and is normally established as a percentage of base salary.

Target Performance: The level of each Performance Metric that is expected.

Threshold Performance: The minimum acceptable performance level for consideration of a bonus for any particular metric.

Weight: The percentage applied to each Performance Metric to determine the amount of the bonus award.

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